Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371
Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES FOURTH QUARTER AND 2010 YEAR-END RESULTS
CHICAGO, February 4, 2011 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the fourth quarter of 2010 of $54.5 million, or $1.21 per diluted share, compared to $49.3 million, or $1.11 per diluted share, for the same period in 2009. For the year ended December 31, 2010, net income was $134.4 million, or $3.02 per diluted share, compared to $117.9 million, or $2.65 per diluted share in 2009.
Highlights included:
•	Favorable loss reserve development of $54.3 million in the fourth quarter of 2010 and $76.3 million for the year ended December 31, 2010.

•	A combined ratio of 34.0% in the quarter, 65.3% for the year.

•	Operating cash flow of $35.0 million in the quarter and $142.1 million for the year.

•	Book value per share of $23.88 at December 31, 2010, an increase of 14.5% from December 31, 2009.
“With these very strong fourth quarter results, we cap off our fifth consecutive year of record earnings,” said John F. Welch, President and Chief Executive Officer. “While we recognize that economic challenges still exist, particularly for construction firms, our commitment to conservative and consistent underwriting, which helped us navigate through difficult times, positions the Company well for continued success.”
“During the fourth quarter, our majority owner, CNA Financial Corporation, proposed to purchase the remaining outstanding shares of CNA Surety that it does not currently own. A special committee of the board of directors was formed to evaluate the proposal. This process has not impacted, nor will it impact, our focus on meeting the needs of our customers and business partners.”

	Gross Written Premium (in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Contract	$61,373	$59,547	$278,375	$274,848
Commercial	30,857	30,969	131,316	133,548
Fidelity and other	6,666	6,428	30,463	29,909

	$98,896	$96,944	$440,154	$438,305

For the quarter ended December 31, 2010, gross written premiums increased 2.0% as compared to the quarter ended December 31, 2009. For the year ended December 31, 2010, gross written premiums increased 0.4% compared to 2009.
Contract surety gross written premiums increased 3.1% in the fourth quarter of 2010 compared to the same period in 2009, despite continued challenges in the construction industry. For the year ended 2010, gross written premiums for contract surety increased 1.3% compared to 2009.
Commercial surety gross written premiums decreased 0.4% in the fourth quarter of 2010 compared to the same period in 2009. For the year ended December 31, 2010, gross written premiums for commercial surety decreased 1.7% compared to 2009. These decreases reflect a modest decline in the small commercial market, partially offset by selective growth in the corporate commercial market.

	Net Written Premium (in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Contract	$56,363	$53,967	$257,410	$250,793
Commercial	30,136	30,144	128,401	130,332
Fidelity and other	6,666	6,428	30,463	29,909

	$93,165	$90,539	$416,274	$411,034

For the quarter ended December 31, 2010, net written premiums increased 2.9% as compared to the quarter ended December 31, 2009. For the year ended December 31, 2010, net written premiums increased 1.3% as compared to 2009, reflecting the increase in gross written premiums and lower reinsurance costs.

	Underwriting Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Loss ratio(1)	-23.1%	-14.8%	10.8%	16.5%
Expense ratio	57.1%	58.0%	54.5%	55.3%

Combined ratio(1)	34.0%	43.2%	65.3%	71.8%

(1)	See note to Press Release Investor Data.
The loss ratios for the quarters ended December 31, 2010 and 2009 reflect favorable loss reserve development on prior accident years of $54.3 million and $46.4 million, respectively, an impact of 52.2 and 44.0 percentage points.
For the years ended 2010 and 2009, the loss ratios reflect favorable loss reserve development on prior accident years of $76.3 million and $54.3 million, respectively, an impact of 18.3 and 12.8 percentage points.
The expense ratio for the fourth quarter of 2010 was 57.1%, a decrease of 0.9 percentage points compared to the same period in 2009. Expenses for the quarters ended December 31, 2010 and 2009 were impacted by increased accruals for incentive compensation based on financial results. The impact of this increased expense added 3.2 and 3.5 percentage points to the expense ratio in the fourth quarter of 2010 and 2009, respectively.
Expenses for the year ended December 31, 2009 included impairments of capitalized software development costs related to in-development projects that the Company decided to terminate. These impairments totaled $4.9 million, which added 1.1 percentage points to the expense ratio for the year.
In the fourth quarter of 2010, the Company incurred expenses of $1.5 million related to the evaluation of the proposal by CNA Financial Corporation (NYSE: CNA) to acquire all of the outstanding shares of common stock of the Company that are not currently owned by subsidiaries of CNA. These expenses are shown as “Other expense” in Operating Results in the accompanying Press Release Investor Data and are not included in the expense ratio shown in the table above.
Net investment income was $14.0 million and $13.0 million for the quarters ended December 31, 2010 and 2009, respectively, and $53.6 million and $50.4 million for the years ended December 31, 2010 and 2009, respectively. These increases reflect the impact of higher overall invested assets, partially offset by lower yields. The annualized pre-tax yields were 4.0% and 4.1% for the quarters ended December 31, 2010 and 2009, respectively, and 4.0% and 4.2% for the years ended December 31, 2010 and 2009, respectively.

Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
Earnings Conference Call
A conference call for investors and the professional investment community will be held at 11:00 a.m. (EST) on February 4, 2011. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 888-455-2271. It will be broadcast live at http://www.videonewswire.com/event.asp?id=75932. Go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EST) on February 4th until 1:00 p.m. (EST) on February 18, 2011 by dialing 888-203-1112, pass code 2403098, or at the foregoing websites.
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to: product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating Results:

Gross written premiums	$98,896	$96,944	$440,154	$438,305

Net written premiums	$93,165	$90,539	$416,274	$411,034

Revenues:
Net earned premiums	$104,276	$105,323	$418,017	$421,872
Net investment income	13,962	13,012	53,591	50,371
Net realized investment gains	16	256	1,085	1,199

Total revenues	$118,254	$118,591	$472,693	$473,442

Expenses:
Net losses and loss adjustment expenses(1)	$(24,037)	$(15,576)	$45,235	$69,416
Net commissions, brokerage and other underwriting expenses	59,530	61,063	227,732	233,427
Interest expense	293	295	1,164	1,391
Other expense	1,474	—	1,474	—

Total expenses	$37,260	$45,782	$275,605	$304,234

Income before income taxes	80,994	72,809	197,088	169,208

Income tax expense	26,491	23,503	62,668	51,347

Net income	$54,503	$49,306	$134,420	$117,861

Basic earnings per common share	$1.22	$1.11	$3.03	$2.66

Diluted earnings per common share	$1.21	$1.11	$3.02	$2.65

Basic weighted average shares outstanding	44,589	44,268	44,376	44,247

Diluted weighted average shares outstanding	44,872	44,394	44,559	44,397

(1)	See note to Press Release Investor Data.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash Flow Data:

Net cash provided by operations	$35,013	$48,282	$142,118	$157,984

	December 31,	December 31,
Consolidated Balance Sheet Data:	2010	2009
Invested assets and cash	$1,466,693	$1,322,654
Goodwill and other Intangible assets, net	138,785	138,785
Total assets	1,837,734	1,709,035

Insurance reserves	635,075	653,899
Debt	30,930	30,930
Total stockholders’ equity	1,068,733	923,084

Book value per share	$23.88	$20.85

Outstanding shares	44,748	44,268

Note to Press Release Investor Data

(1)	Includes the effect of re-estimates of prior year reserves, known as reserve development. The dollar amount and percentage point effect of these reserve reductions were $54.3 million, or 52.2 percentage points, and $46.4 million, or 44.0 percentage points for the three months ended December 31, 2010 and 2009, respectively. The dollar amount and percentage point effect of these reserve reductions were $76.3 million, or 18.3 percentage points, and $54.3 million, or 12.8 percentage points, for the years ended December 31, 2010 and 2009, respectively.